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Ford’s Best March Retail Sales Result in Eight Years Led by Fusion and F-Series; Lincoln Up 31 Percent

•	Ford Motor Company March U.S. sales increase 3 percent compared to last year with 244,167 vehicles sold; retail sales of 166,030 vehicles up 3 percent for the best March retail result in eight years

•	Ford Fusion posts record sales month with 32,963 cars sold, up 9 percent from last year’s record month

•	Ford F-Series tops 70,000-vehicle mark with 70,940 vehicles sold, up 5 percent

•	Lincoln MKZ sales increase 72 percent for a best-ever record sales month; Lincoln total sales up 31 percent

DEARBORN, Mich., April 1, 2014 – Ford Motor Company U.S. total March sales of 244,167 vehicles are up 3 percent from a year ago. Retail sales of 166,030 vehicles are up 3 percent and represent the best March result in eight years.

“March sales turned noticeably higher mid-month and finished strong,” said John Felice, Ford vice president, U.S. marketing, sales and service. “Fusion set an all-time record in March, as overall retail sales in the West continued to expand at the fastest rate in the nation – including California being up 32 percent. F-Series also had a very strong month, as did Lincoln MKZ.”

Ford Fusion sales of 32,963 vehicles set an all-time monthly record since the vehicle was introduced in 2005. The western region of the U.S. continues to drive Fusion retail sales higher, including a 22 percent increase in March.

Ford F-Series surpassed the 70,000-vehicle sales mark with 70,940 trucks sold. During the last seven years, F-Series has surpassed the monthly 70,000 truck mark only four times. Last month marks F-Series’ highest March sales volume since 2008.

Lincoln MKZ sales of 4,052 vehicles are up 72 percent, setting an all-time monthly sales record. The strong performance of MKZ drove overall Lincoln sales to a 31 percent increase in March, the sixth straight month of sales gains. During the last six months, Lincoln has increased sales 27 percent with 43,445 vehicles sold.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 181,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.